Exhibit 99.B(p)(iii)

Water Island Capital, LLC

Code of Ethics

January 2017

TABLE OF CONTENTS

1.	Definitions		1

2.	Introduction		3

3.	Standards of Business Conduct		4

4.	Personal Trading		4
	4.1	Maintenance and Oversight of Personal Trading	4
	4.2	Access Person Accounts	5
	4.3	Pre-Clearance	5
	4.4	Restrictions on Access Person Securities Transactions	6
	4.5	Reporting	6

5.	Gifts and Entertainment		7
	5.1	General Provisions	7
	5.2	Receiving Gifts and Entertainment	7
	5.3	Providing Gifts and Entertainment	8
	5.4	Quarterly Certifications	9

6.	Outside Business Activities		9
	6.1	General Provisions	9
	6.2	Conflict Mitigation	9

7.	Political Contributions		10
	7.1	General Provisions	10
	7.2	Exceptions	10
	7.3	Reporting	11
	7.4	Recordkeeping Requirements	11
	7.5	Compliance Monitoring	11

8.	Foreign Corrupt Practices Act		12
	8.1	Prohibited Payments	12
	8.2	Permissible Payments	12
	8.3	Compliance Pre-Approval	13

9.	Administration of the Code of Ethics		13
	9.1	Confidentiality	13
	9.2	Review and Disciplinary Action	13
	9.3	Authority to Provide Exemptions	13
	9.4	Recordkeeping Requirements	14
	9.5	Acknowledgment	14

10.	Mutual Fund Board Reporting and Approval of the Code of Ethics		14

1.                   Definitions

Employees are responsible for reading and being familiar with each of the definitions below, which are used throughout the Code of Ethics. It is important that you understand the meaning of the definitions as their meaning may be more expansive or restricted than in another context. All defined terms are capitalized in the Code of Ethics.

•                  Access Person(s) — Any partner, officer, director, employee, intern, or consultant(1) who has or may obtain access to non-public information regarding Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client, or any person who is involved in making investment decisions on behalf of Clients, or who has access to such recommendations that are non-public. As the Adviser’s primary business is providing investment advice, all personnel are presumed to be Access Persons unless otherwise confirmed with the CCO. Each Access Person is required to understand and comply with applicable reporting requirements of this Code.(2)

•                  Access Person Account — Any account holding Reportable Securities in which an Access Person has Beneficial Ownership.

•                  Adviser — Water Island Capital, LLC.

•                  Automatic Investment Plan — A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

•                  Beneficial Ownership — Having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. Generally, an individual is considered to have a “Beneficial Ownership” interest in Securities held in any account maintained by or for:

a.              Any member of an Access Person’s Immediate Family sharing the same household;

b.              Any individuals who live in the Access Person’s household and over whose purchases, sales or trading activities the Access Person exercises control or investment discretion;

c.               Any persons for whom the Access Person provides financial support and (a) whose financial affairs the Access Person controls, or (b) for whom the Access Person provides discretionary advisory services with respect to such person’s ownership of securities;

d.              Any trust or other arrangement that names the Access Person as a beneficiary or remainderman; or

e.               Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises, either individually or together with others, effective control.

•                  CCO — The individual designated by the Adviser to serve as Chief Compliance Officer.

•                  Client / Client Account — Any account, or public or Private Fund advised or sub-advised by the Adviser.

•                  Covered Associate — Any general partners, managing members or executive officers of the Adviser, employees who solicit government entities for the Adviser and their supervisors, and any political action committee controlled by the Advisers. Executive officers include the president, a vice president in charge of a principal business unit, division or function, and any

(1)         The CCO shall determine on a case-by-case basis whether interns, consultants, and temporary employees are Access Persons.

(2)         A list of all Access Persons will be maintained by the Firm’s Compliance Department.

Water Island Capital, LLC
Code of Ethics	Amended: January 9, 2017

other officer of the Adviser or any other person who performs policy-making functions for the Adviser.

•                  Ethics Committee — A committee composed of the CCO, Managing Member, and a third employee chosen by the CCO and Managing Member. The Ethics Committee may be empaneled from time to time at the request of the CCO to determine disciplinary action for violations of the Code.

•                  Exempt Security — An Exempt Security means any:

a.              Direct obligations of the government of the United States;

b.              Cash or cash equivalents, bankers’ acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements and other high quality short term debt instruments;

c.               Shares issued by registered open end mutual funds (including money-market funds), and unit investment trusts, in each case provided they are not shares issued by Client Accounts. ETFs and shares issued by Client Accounts (e.g., interests in private funds and mutual funds advised or sub-advised by WIC) are NOT exempt from pre-clearance and reporting requirements.

•                  Federal Securities Laws — The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•                  Foreign Official — Any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

•                  Officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

•                  Employees and officers of state-owned, state-controlled, or state-operated enterprises;

•                  Employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

•                  Political parties, political party officials and candidates for political office; and

•                  Employees of public international organizations (e.g., the World Bank, IMF and EU).

•                  Immediate Family — means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

•                  Limited Offering — An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D; also known as a private placement.

•                  Material Non-Public Information — Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Access Persons should consult with Compliance about any questions as to whether information constitutes Material Non-Public Information.

•                  Political Contribution — Any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

•                  Private Fund — A pooled investment vehicle, such as a hedge fund, that is not subject to registration requirements under the Securities Act of 1933 and Investment Company Act of 1940.

•                  Reportable Security — Any Security, except (i) Exempt Securities, or (ii) Securities in an account over which you do not have any direct or indirect influence or control, including Third Party Managed Accounts;

•                  Restricted Security — Any non-Exempt Security that:

a.              A Client Account owns or is in the process of buying or selling, with the exception of broad-based ETFs with market capitalizations in excess of $5 billion;

b.              The Firm is researching, analyzing or considering buying or selling for a Client or Client Account (see pre-clearance procedures for investment and risk team members); or

c.               Is subject to a restriction on trading issued by Compliance pursuant to the Firm’s Insider Trading policies and procedures.

•                  Security — Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

•                  Third Party Managed Account — An account in which an Access Person has Beneficial Ownership and as to which:

a.              Pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an Access Person or affiliate of WIC) has full discretionary authority to purchase and sell Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Access Person);

b.              The Access Person retains no discretion over decisions to purchase or sell securities; and

c.               With respect to which communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities.

•                 529 Plan — A college tuition savings plan that meets the requirements of Section 529 of the Internal Revenue Code.

2.              Introduction

Water Island Capital, LLC (“WIC”, “Adviser” or the “Firm”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires all registered investment advisers to adopt a code of ethics that sets forth standards of conduct for Access Persons and requires them to comply with applicable Federal Securities Laws.

This Code establishes the standards of conduct required of all WIC Access Persons. The Code is designed to govern personal Securities trading activities in a manner consistent with the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), as well as other regulatory requirements.

The information collected pursuant to this Code is a required element of the Firm’s reporting to the Board of Trustees of each registered investment company advised or sub-advised by the Firm.

3.              Standards of Business Conduct

WIC has a fiduciary duty to act in the best interests of its Clients. High ethical standards are essential to maintaining the confidence of Clients and investors in funds managed by the Firm. The Firm’s success and long term business interests are best served by adherence to the principle that the interests of Clients come first. Accordingly, the Firm has adopted the following principles to be followed by all of its Access Persons:

•                  You must put the interests of the Firm’s Clients before your own personal interests and must act honestly and fairly in all respects in dealings with Clients.

•                  You must effect all personal Securities transactions in a manner that avoids any actual or perceived conflict between your personal interests and those of our Clients and fund shareholders.

•                  You must avoid actions or activities that allow you or your family to take inappropriate advantage from your position with the Firm, or that bring into question your independence or judgment.

•                  You must not disclose Material Non-Public Information to others or engage in the purchase or sale, or recommend or suggest the purchase or sale, of any Security to which such information relates.

•                  You must comply with all Federal Securities Laws.

Adherence to the Code of Ethics is a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with Compliance.

4.              Personal Trading

For the avoidance of doubt, securities transactions effected by Private Funds and mutual funds advised by WIC are exempt from Personal Trading requirements.(3) However, transactions in Securities issued by such funds (e.g., transactions in interests in Private Funds and mutual funds advised by WIC) are subject to the Personal Trading requirements.

4.1         Maintenance and Oversight of Personal Trading

The Firm must be in a position to properly oversee the personal trading activity of its Access Persons. To assist with this oversight requirement, the Firm uses Cordium’s Compliance Employee Level Filing (“ELF”), an online platform designed to facilitate the collection and analysis of the information required by Rule 204A-1. Each Access Person has been provided an ELF account to comply with many of the reporting requirements of this Code, such as maintenance of Access Person Account information, pre-clearance requests, transaction records, initial and annual holdings reports, new employee on-boarding, document distribution, annual and ad-hoc attestations, and compliance questionnaires.

(3)                                 Compliance conducts surveillance of trading in all accounts managed by WIC.

4.2         Access Person Accounts

The Firm requires that all Access Person Accounts be held with broker/dealers that are capable of providing electronic transaction and holdings feeds directly to ELF. A list of such brokers may be obtained from Compliance. All new Access Person Accounts must be pre-approved by Compliance prior to being opened by submitting a “New Brokerage Account” notification via the ELF system. It is the responsibility of each Access Person to ensure all of their Access Person Accounts have been approved by Compliance and linked to ELF. Failure to report an account will be treated as a serious breach of this Code.

4.3         Pre-Clearance

It is the responsibility of Access Persons to ensure that all Securities transactions being considered for their Access Person Accounts are not subject to a restriction contained in this Code. Prior to execution, Access Persons are required to obtain pre-clearance through the ELF system for all Reportable Securities transactions in their Access Person Accounts. Pre-clearance for transactions in Reportable Securities will only be effective until the end of the trading day on which the pre-clearance authorization is granted, unless otherwise specified by Compliance in writing.

Private Placements/Limited Offerings

Access Persons must obtain approval from Compliance prior to a transaction in a Limited Offering, including Private Funds managed by WIC. Access Persons seeking approval to transact in a Limited Offering must submit a request via email to Compliance, and furnish any prospectus, private placement memoranda, subscription documents and/or other materials about the investment as Compliance may request. If the request is approved, Compliance will add the Private Placement to the list of Securities in the ELF system, at which time the Access Person can submit the request through ELF. The effective period for pre-approval for a private placement is at the discretion of Compliance, but will be limited to a reasonable period of time prior to the date of the intended transaction.

Pre-Clearance Procedures for Investment and Risk Team Members

All investment and risk team members are required to obtain written approval from the Trading team prior to requesting pre-clearance in the ELF system for any trades in their Access Person Accounts. The Trading team will copy Compliance on all approvals. Compliance will notify the Trading Team immediately of any violations of these procedures.

Exceptions to the Pre-Clearance Requirements

Pre-clearance is not required with respect to the following transactions:

•                  Transactions in Exempt Securities;

•                  Transactions made pursuant to an Automatic Investment Plan;

•                  Transactions in a 529 plan;

•                  Transactions made in a Third Party Managed Account; and

•                  Transactions effected by Private Funds and mutual funds advised by WIC. (Note, however, that transactions in interests issued by Private Funds and mutual funds advised or sub-advised by WIC are subject to pre-clearance, reporting, and minimum holding period requirements).

4.4         Restrictions on Access Person Securities Transactions

Restricted Securities

Access Persons may not acquire Beneficial Ownership of Restricted Securities in their Access Person Accounts.

Sale of a Restricted Security

If an Access Person holds a Security in an Access Person Account that subsequently becomes a Restricted Security, the Access Person may be permitted to close the position under the following circumstances:

•                  The sale may only take place on a day when the Firm is not trading in the Security;

•                  Pre-approval request must be submitted through ELF. Once pre-approval has been rejected by ELF, the Access Person must then submit the request to Compliance; and

•                  Compliance may approve or reject the request, in writing, based on discussions with trading staff.

•                  If approved, the sale can only take place on the same day approval is obtained.

Initial Public Offerings

Access Persons are prohibited from acquiring for their Access Person Accounts any Security distributed in an initial public offering until trading of the Security commences in the secondary market. (An initial public offering is an offering of Securities registered under the Securities Act of 1933 where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act or 1934).

Holding Period

The Firm believes that short-term or excessive personal trading by its Access Persons can raise conflicts of interests. Except as otherwise approved by Compliance in very limited circumstances (such as an unforeseen financial hardship), Access Persons are subject to a minimum 30-calendar day holding period for any Reportable Security in their Access Person Accounts.

4.5         Reporting

Access Persons are required to report their Securities Transactions and Holdings via the ELF system as set forth below.

Holdings Reports

•                  Initial — Each Access Person must submit a holdings report disclosing all Securities of which he or she has Beneficial Ownership (including Securities held in Third Party Managed Accounts) within 10 days of the start of employment. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the start of employment.

•                  Annual — Each Access Person must submit an annual holdings report disclosing all Securities of which he or she has Beneficial Ownership (including Securities held in Third Party Managed Accounts) at least once in each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Trade Reporting Requirements

Within 30 days after the end of each quarter, all Access Persons must review and confirm a report generated by ELF listing all Reportable Securities transactions effected in their Access Person Accounts during the prior quarter. If any Reportable Securities transactions are missing from the pre-populated ELF report they will need to be added manually prior to submission.

Access Persons who did not effect any Reportable Securities transactions during the previous quarter are required to submit a certification on ELF indicating that no Reportable Securities transactions need to be reported.

Exceptions to the Quarterly Reporting Requirements

Transactions reports do not need to be filed for:

•                  Automatic Invest Plan accounts;

•                  529 Plan accounts;

•                  Transactions effected by accounts managed by WIC. (Transactions in interests in mutual funds and Private Funds managed by WIC are reportable); and

•                  Accounts where the Access Person has no investment discretion (e.g., Third Party Managed Accounts). Access Persons are required to inform Compliance of these types of accounts and if requested, provide a letter from their Broker/Dealer or Financial Advisor confirming that the Access Person has no discretion over investment decisions.

5.              Gifts and Entertainment

5.1         General Provisions

Gifts and entertainment can foster goodwill in business relationships; however, the giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. If the Firm and/or an employee were found to be acting in a position of undisclosed conflict of interest, it could be considered a breach of fiduciary duty.

Employees may not give or accept cash gifts or cash equivalents to or from Clients, brokers, vendors, or other persons that do business with the Firm.

With respect to dollar limits and reporting thresholds, gifts and entertainment must be valued at the higher of cost or market value. For example, the market value of tickets to a sold-out event may exceed their face value. Employees are responsible for researching the market value of event tickets.

5.2         Receiving Gifts and Entertainment

Prohibitions

Solicitation of gifts or entertainment is strictly prohibited. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of Compliance, who shall maintain a record of each such solicitation.

Employees may not accept any gifts or entertainment in exchange for the purchase or sale of any securities to or for any of the mutual funds advised by the Firm. If there is any question about the appropriateness of any particular gift, employees should consult Compliance.

Gifts

On occasion, employees may be offered, or may receive gifts from Clients, brokers, vendors, or other persons that do business with the Firm. Employees are required to report all gifts via the ELF system unless they are promotional items of nominal value that display the donor firm’s logo (e.g., umbrellas, tote bags, shirts, etc.). Employees are limited to accepting gifts that have an aggregate value of no more than $100 annually from a single donor. All gifts should be sent to employees at the Firm’s offices and may not be sent to their homes.

Gifts for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth or adoption of a child) are not subject to the annual limit provided they are customary and reasonable, personal in nature or not in relation to the business of the Firm. In determining whether a gift is “personal in nature and not in relation to the business” of the Firm, Compliance will consider the nature of any pre-existing personal or family relationship between the donor and the recipient.

Entertainment

Unsolicited business entertainment from Clients, brokers, vendors, or other persons that do business with the Firm, including meals or tickets to cultural and sporting events are permitted if they are not so frequent, lavish or extravagant in the context of the Firm’s geographic location, or of such high value as to raise a question of impropriety. Employees may not accept entertainment unless (i) there is a business purpose for such event (e.g., relationship building) and (ii) both the employee and the donor are present. Entertainment received that is valued at or estimated to be more than $100 must be reported via the ELF system.

5.3         Providing Gifts and Entertainment

Gifts

Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm without reporting such gifts to Compliance via the ELF system. Please note that some clients may have gift policies that are more restrictive and may be prohibited from accepting gifts other than promotional items from the Firm.

Entertainment

Employees may provide reasonable entertainment to persons associated with a securities or financial organization, members of the news media, or Clients or prospective Clients of the Firm provided that both the employee and the recipient are present, there is a business purpose for the entertainment and if it is not so frequent, lavish or extravagant in the context of the Firm’s geographic location, or of such high value as to raise a question of impropriety.

ERISA

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. Many public employee benefit plans are subject to similar restrictions. Employees may never offer gifts or other favors for the purpose of influencing decisions of existing or prospective ERISA Clients. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with the Code of Conduct of the ERISA plan.

5.4         Quarterly Certifications

Employees are required to certify each quarter that:

•                  The gift and entertainment information submitted via the ELF system is accurate and complete; and

•                  No gifts or entertainment were received in exchange for the purchase or sale of any securities to or for any of the mutual funds advised by the Firm.

6.              Outside Business Activities

6.1         General Provisions

The Firm requires that employees devote their full professional attention to the interests of the Firm and its Clients. Accordingly, employees are prohibited from engaging in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

•                  Engaging in any other business;

•                  Acting as an officer of or employed or compensated by any other person for business-related activities;

•                  Serving as general partner, managing member or in a similar capacity with partnerships, limited liability companies or Private Funds other than those managed by the Firm or its affiliates;

•                  Engaging in personal investment transactions to an extent that diverts an employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•                  Having any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm or the Funds (other than ownership of publicly traded securities) from which the employee might benefit or appear to benefit materially; or

•                  Serving on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the employee sits.

6.2         Conflict Mitigation

The Chief Compliance Officer may consult with the Firm’s Managing Member and/or Management Committee to determine whether the requested outside business activity could pose potential conflicts of interests with the employee’s duties to the Firm or its Clients, including compliance with the Firm’s Insider Trading Policy. In addition, all approved outside business activities are subject to the following conditions:

•                  The employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm;

•                  The employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business;

•                  The employee must immediately report to the Chief Compliance Officer any material change with respect to the outside business activity, as well as any conflicts of interests that may arise after the activity is approved.

7.              Political Contributions

7.1         General Provisions

Rule 206(4)-5 under the Advisers Act prohibits investment advisers from providing advisory services for compensation to a government entity—either directly or through a pooled investment vehicle—if the adviser or its Covered Associates have made a Political Contribution within the previous two years to an elected official of a state (or political subdivision of a state) who is in a position to influence the selection of the adviser.

The rule further prohibits advisers and Covered Associates from:

•                  Soliciting or coordinating campaign contributions from others for an elected official who is in a position to influence the selection of the adviser;

•                  Soliciting and coordinating payments to political parties in the state or locality where the adviser is seeking business;

•                  Paying a third party, such as a solicitor or placement agent, to solicit a government Client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser, broker-dealer or municipal advisor subject to similar pay-to-play restrictions;

•                  Engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers or companies affiliated with the adviser, if that conduct would violate the rule if the adviser or Covered Associate did it directly.

7.2         Exceptions

Political Contributions that would otherwise disqualify an adviser from providing investment advisory services to a government entity can be made under the following circumstances:

•                  De Minimis Contributions — SEC rules permit a Covered Associate to make contributions to officials for whom he or she was entitled to vote at the time of the contribution if, in the aggregate, the contributions do not exceed $350 to any one official, per election. If the Covered Associate was not entitled to vote for the official at the time of the contribution, such contribution may not exceed $150, in the aggregate, to any one official, per election.

•                  New Covered Associates — Contributions made by new Covered Associates more than six months prior to joining the adviser will not disqualify the adviser, as long as such Covered Associates do not solicit Clients for the adviser.

•                  Returned Contributions — In very limited circumstances, an adviser might not be disqualified from providing investment advisory services to a government entity if the prohibited contribution was less than $350, is discovered within four months of the date of the contribution, and returned within 60 days after the date of discovery. The Firm may not take advantage of this exception more than two times per calendar year, and not more than once per Covered Associate regardless of the time period.

7.3         Reporting

All employees are required to report all Political Contributions on the ELF system promptly. Contributions in excess of the de Minimis amounts stated above must be pre-approved by Compliance.

New employees are required to report all Political Contributions made within the two years preceding the start of employment with the Firm.

7.4         Recordkeeping Requirements

The Firm is required to make and keep records for five years of:

•                  The names, titles, and business and residence addresses of all Covered Associates;

•                  All direct or indirect Political Contributions made by the Firm or Covered Associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee. These records must include the name and title of each contributor, the amount and date of each contribution or payment, the name and title of each recipient (including any city/county/state or other political subdivision) of a contribution or payment, and whether any such contribution was the subject of the exception for certain returned contributions;

•                  The name and business address of any person or entity to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf;

•                  All government entities whose accounts were identified as those of a government entity—at or around the time of the initial investment—to the Firm or one of its Client servicing employees or Covered Associates;

•                  All government entities that sponsor or establish a 529 Plan and have selected a Fund advised by the Firm as an option to be offered by such 529 Plan;

•                  All government entities that have been solicited to invest in a Fund advised by the Firm either (i) by a Covered Associate, or (ii) by an intermediary of the Fund if a Covered Associate or Client servicing employee of the Firm participated in or was involved in such solicitation, regardless of whether such government entity invested in the Fund; and

•                  All government entities that invest in Funds advised by the Firm whose accounts can reasonably be identified as being held in the name or for the benefit of such government entity on the records of the Fund or the transfer agent.

7.5         Compliance Monitoring

Compliance will monitor all requests for new Client accounts and subscriptions to identify any U.S. federal, state or local governmental units (including pension and other benefit plans of such units) that may become Clients of the Firm or investors in its funds. Compliance will review Political Contributions made by Covered Associates for the prior two years to determine whether the Firm will be permitted to provide services to such Clients or investors, and if contributions have been made, whether corrective action, including seeking a return of the contribution, should be taken. With respect to investment companies advised by the Firm, Compliance will obtain from the Transfer Agent, on a quarterly basis, a list of shareholder accounts that may be coded as government entities. Compliance will assess such information and make a reasonable determination as to whether the accounts are deemed to be a state or local government entity.

8.              Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”), prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. The FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or anything of value to any foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA applies to U.S. entities and persons and their officers, directors and employees. Non-U.S. persons are also subject to the FCPA to the extent that they carry out any part of any prohibited activity in or from the U.S.

Business and Client-related investment activities of the Firm that may raise issues under the FCPA include:

•                  Raising funds or capital or seeking investment management Clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);

•                  Acquisition of a significant or controlling interest in a non-U.S. company;

•                  Investment in an entity or joint venture owned or partially owned by a foreign government; and

•                  Use of consultants, agents, or other third parties in soliciting non-U.S. investors or Clients or in seeking or making non-U.S. investments.

8.1         Prohibited Payments

Employees are prohibited from making a payment of anything of value to a Foreign Official, directly or indirectly, with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Firm. Specifically, employees are prohibited from paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

•                  In-kind contributions;

•                  Investment opportunities;

•                  Subcontracts;

•                  Positions in joint ventures;

•                  Favorable contracts;

•                  Consulting fees;

•                  Business opportunities or employment opportunities for family members;

•                  Political contributions; and

•                  Charitable donations and sponsorships.

8.2         Permissible Payments

The FCPA permits certain small “facilitating” or “expediting” payments to Foreign Officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government.

8.3         Compliance Pre-Approval

Employees are required to obtain written approval from Compliance prior to:

•                  Entering into an arrangement on behalf of the Firm or any of its Clients with a third party intermediary who will act as placement agent or otherwise assist in the solicitation of investors or Clients outside the U.S.;

•                  Entering into a transaction on behalf of the Firm or any of its Clients for the acquisition of a significant or controlling interest in a non-U.S. company;

•                  Entering into a joint venture on behalf of the Firm or any of its Clients to be owned or to be partially owned by a foreign government or Foreign Official; and

•                 Giving a gift of more than a de Minimis value to a Foreign Official.

9.              Administration of the Code of Ethics

9.1         Confidentiality

All information submitted pursuant to this Code will be treated as confidential to the extent permitted by law.

9.2         Review and Disciplinary Action

All information supplied pursuant to the Code will be reviewed by Compliance.(4) Violations of the Code will be discussed with the Ethics Committee. The Firm may impose such sanctions or remedial action as deemed appropriate by the CCO and the Ethics Committee. These sanctions may include, among other things, suspension of trading privileges, disgorgement of profits, suspension or termination of employment. In addition, violators may be subject to civil or criminal penalties.

9.3         Authority to Provide Exemptions

The CCO has the authority to exempt any Access Person from certain provisions of this Code upon a determination that such exemption would not be inconsistent with Clients’ interests or applicable law. The CCO will prepare a written memorandum of any exemption granted, including a description of the circumstances and reasons for the exemption, and will provide a summary of exemptions granted to the Firm’s Management Committee on a quarterly basis.

(4)         The Firm currently has two compliance officers. The Director of Compliance is responsible for reviewing the CCO’s transaction reports and vice-versa. In the absence of the Director of Compliance, the Firm’s Managing Member will be responsible for reviewing the CCO’s compliance with the Code.

9.4         Recordkeeping Requirements

Copies of Access Person’s reports, confirmations, account statements, compliance reviews, and each version of the Code of Ethics will be maintained as required by applicable recordkeeping requirements.

9.5         Acknowledgment

Compliance will distribute a copy of the Code to all Access Persons annually or when material changes are made to the Code. All Access Persons are required to sign and acknowledge their receipt of this Code by signing an attestation through ELF.

10.       Mutual Fund Board Reporting and Approval of the Code of Ethics

The Firm serves as adviser or sub-adviser to a number of mutual funds. The Board of Trustees of each mutual fund advised or sub-advised by the Firm, including a majority of the Independent Directors, must approve the Firm’s Code of Ethics. In addition, no less frequently than annually, the Firm must provide each mutual fund Board a written report that:

•                  Describes any issues arising under the Code since the previous report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•                  Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Firm’s CCO is required to notify the Board of each mutual fund advised or sub-advised by the Firm of any material changes to the Code of Ethics within six months of adoption of any such change. The CCO will also provide a memorandum describing the changes to the Code and the reasons for the changes, if applicable.